Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. RESULTS FOR THE PERIODS ENDED JUNE 30, 2025

LITTLE ELM, TEXAS, August 14, 2025 — Retractable Technologies, Inc. (NYSE American: RVP) reports total net sales of $10.4 million for the second quarter of 2025 and an operating loss of $5.1 million for the period, as compared to total net sales for the same period last year of $6.0 million and an operating loss of $5.8 million. For the first half of the year, net sales were $18.7 million and operating losses were $9.8 million as compared to 2024 net revenues of $13.6 million and operating losses of $8.7 million. Increased EasyPoint® needle sales in the first six months of 2025 positively affected overall net revenues, but the lower selling price attributable to the products resulted in a reduction of the total average selling price for the periods presented.

Tariffs continue to have a material impact on our results of operation and financial position. The current tariff rate on needles and syringes imported from China is 130% and the rate on other products imported from China is 30%. We spent $2.1 million on tariffs in the first six months of 2025. We are working to lessen the financial impact of tariffs and have shifted to a larger proportion production to our U.S. facility. In the first half of 2025, 38% of our products were manufactured in the U.S. as compared to 9% in the same period of 2024. We implemented reductions in force in the second and third quarters of 2025 to offset the increase in costs from higher domestic manufacturing.

Our net loss for the three and six months ended June 30, 2025 was $87 thousand and $10.6 million, respectively. Our net loss for the six months ended June 30, 2025 includes an unrealized net loss on third party debt and equity investments of $5.6 million. We also received a litigation settlement of $1.9 million in the second quarter of 2025.

Retractable reports the following results of operations for the three and six months ended June 30, 2025 and 2024, respectively. Further details concerning the results of operations, as well as other matters, are available in Retractable’s Form 10-Q filed on August 14, 2025 with the U.S Securities and Exchange Commission.

Comparison of Three Months Ended June 30, 2025 and June 30, 2024

Domestic sales accounted for 81.3% and 83.2% of total revenues for the three months ended June 30, 2025 and 2024, respectively. Domestic revenues increased 69.3%, while domestic unit sales increased 81.8%. Domestic unit sales represented 68.9% of total unit sales for the three months ended June 30, 2025. The increase in unit sales did not translate into a proportional increase in domestic revenues, primarily due to a decrease in average selling price. The average selling price was impacted by product mix and higher transaction fees associated with distributor agreements. The average selling price reduction was significantly impacted by the increase in EasyPoint® needle sales in relation to all products sold.

International revenues for the three months ended June 30, 2025 increased 92.6% compared to the same period in 2024. However, average selling price per unit declined relative to the second quarter of 2024, primarily due to a shift in product mix. International sales for the three months ended June 30, 2025 included Easy Point Needles sold at a discount to certain international customers which reduced the overall average selling price. There remains uncertainty regarding the timing of future international orders.

Overall, units sales increased 109.2%.

Cost of manufactured product increased 66.1% principally due to an increase in tariffs and additional period costs related to increased domestic production activities. Royalty expense increased 39.4% primarily due to the increase in gross sales, slightly offset by a decrease in royalties payable to a shareholder under a sublicensing agreement.

Tariffs are expected to continue to materially increase our costs in future periods. Approximately $561 thousand was spent on tariff expenses in the second quarter of 2025. These costs are included in Cost of manufactured product.

Operating expenses decreased 6% primarily due to a decrease in bad debt expense in the second quarter of 2025 as compared to the second quarter of 2024.

The loss from operations was $5.1 million compared to a loss of approximately $5.8 million for the same period last year. The decreased loss was due to a decrease in bad debt expense.

The unrealized gain on debt and equity securities was $1.6 million due to the increased market values of those securities.

We received a settlement payment of $1.9 million in May 2025.

The provision for income taxes was $1.8 thousand as compared to a provision for income taxes of $8.3 million for the same period in 2024. The difference is primarily related to fully reserving our deferred tax asset in the second quarter of 2024.

Comparison of Six Months Ended June 30, 2025 and June 30, 2024

Domestic sales accounted for 85% and 85.5% of total revenues for the six months ended June 30, 2025 and 2024, respectively. Domestic revenues increased 36.6%, while domestic unit sales increased 47.1%. Domestic unit sales represented 74.9% of total unit sales for the six months ended June 30, 2025. The increase in unit sales did not translate into a proportional increase in domestic revenues, primarily due to a decrease in average selling price. The average selling price was impacted by product mix and higher transaction fees associated with distributor agreements. The average selling price reduction was significantly impacted by the increase in EasyPoint® needle sales in relation to all products sold.

International revenues for the six months ended June 30, 2025 increased 42.8% compared to the same period in 2024. However, average selling price per unit declined relative to the first half of 2024, primarily due to a shift in product mix. International sales for the six months ended June 30, 2025 included Easy Point Needles sold at a discount to certain international customers which reduced the overall average selling price. There remains uncertainty regarding the timing of future international orders.

Overall, units sales increased 62.6%.

Cost of manufactured product increased 58.8% principally due to increased unit sales, an increase in tariff cost, and additional costs related to an increase in domestic manufacturing activities. Royalty expense increased 23.4% primarily due to the increase in gross sales, slightly offset by a decrease in royalties payable to a shareholder under a sublicensing agreement.

Tariffs are expected to continue to materially increase our costs in future periods. Approximately $2.1 million was spent on tariff expenses in the first six months of 2025. These costs are included in Cost of manufactured product.

Operating expenses decreased 5.2% primarily due to a decrease in bad debt expense and legal and litigation fees.

The loss from operations was $9.8 million compared to a loss of approximately $8.7 million for the same period last year. The decreased loss was due to lower operating expenses, but was impacted by lower gross profit.

The unrealized loss on debt and equity securities was $5.6 million due to the decreased market values of those securities.

We received a settlement payment of $1.9 million in May 2025.

The provision for income taxes was $288 thousand as compared to a provision for income taxes of $8.4 million for the same period in 2024. The difference is primarily related to fully reserving our deferred tax asset in the second quarter of 2024.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: tariffs; material changes in demand; Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer